CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 1, 2022, with respect to the consolidated financial statements included in the Annual Report of Origin Materials, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Origin Materials, Inc. on Form S-8 (File No. 333-259147).

/s/ GRANT THORNTON LLP
San Jose, California
March 1, 2022